Investor Relations
John Wright
Director, Investor Relations
(952) 887-8865, invest@toro.com

Media Relations
Branden Happel
Manager, Public Relations
(952) 887-8930, pr@toro.com
www.thetorocompany.com

For Immediate Release

TORO REPORTS FISCAL 2009 SECOND QUARTER RESULTS

•	Solid performance drives net earnings per share of $1.00
•	Strong execution against working capital initiative enhances liquidity position
•	Cash flow from operations improves $38 million from prior year

BLOOMINGTON, Minn. (May 21, 2009) – The Toro Company (NYSE: TTC) today reported net earnings of $36.9 million, or $1.00 per share, on net sales of $499.9 million for its fiscal second quarter ended May 1, 2009.  In the comparable fiscal 2008 period, the company posted net earnings of $62.8 million, or $1.60 per share, on net sales of $638.5 million.

For the fiscal year to date, Toro reported net earnings of $43.6 million, or $1.18 per share, on net sales of $840 million.  The company’s net earnings for the first half of fiscal 2009 were reduced by $2.1 million, or $0.04 per share on an after-tax basis, to account for workforce adjustments.  In the first half of fiscal 2008, the company posted net earnings of $81.4 million, or $2.07 per share, on net sales of $1,044.3 million.

Michael J. Hoffman, Toro’s chairman and chief executive officer, stated that shipments to both the professional and residential markets declined due to the impact of the ongoing global recession resulting in lower golf equipment and project spending, continued weakness in commercial construction and housing, and soft consumer demand.  “We believe our market share position continues to improve and our field inventory levels are down from the prior year,” said Hoffman.  “To avoid building excess inventory, we remain focused on managing and aligning production with end market demand.  At the same time, we are carefully controlling spending, and aggressively competing for our customers’ business.”

SEGMENT RESULTS

Professional

•
Professional segment net sales for the fiscal 2009 second quarter totaled $310.4 million, down 29.2 percent from the comparable fiscal 2008 period.  Sales declined across nearly all product categories with worldwide demand for golf maintenance equipment and irrigation systems under significant pressure.  Overall shipments for landscape contractor products were down, but somewhat offset by strong orders for the new GrandStand™ stand-on mowers and next generation zero-turn mowers.  For the fiscal year to date, professional segment net sales declined 26.4 percent to $539.7 million.

•
Professional segment earnings for the fiscal 2009 second quarter were $56.9 million, down 41.3 percent from last year’s second quarter.  For the fiscal year to date, professional segment earnings totaled $87 million, down 41.4 percent from the prior year period.

Residential

•
Residential segment net sales for the fiscal 2009 second quarter totaled $183.6 million, down 4.7 percent from the comparable fiscal 2008 period.  Improved product placement for a new and broader line of walk power mowers drove healthy gains, while shipments of riding products were lower as consumers took a more cautionary approach to larger purchases.  For the fiscal year to date, residential segment net sales declined 2.8 percent to $290.6 million.

•
Residential segment earnings for the fiscal 2009 second quarter were $16.6 million, down 20.2 percent from last year’s second quarter.  For the fiscal year to date, residential segment earnings totaled $21.4 million, down 12.8 percent from the prior year period.

REVIEW OF OPERATIONS

Gross margin for the fiscal 2009 second quarter was 32.3 percent compared with 35.7 percent in the comparable fiscal 2008 period.  For the first half of fiscal 2009, gross margin was 33.3 percent, compared with 36.1 percent in the first half of 2008.  The margin decline in both the second quarter and first half was primarily due to commodity costs versus last year, production cuts from lower sales volumes and efforts to reduce inventory levels, and unfavorable product mix.

Selling, general and administrative (SG&A) expenses for the fiscal 2009 second quarter declined $22.7 million, or 18.2 percent, but increased to 20.5 percent of net sales from 19.6 percent in the same period last year.  For the fiscal year to date, SG&A expenses were down $35.3 million, or 14.6 percent, but increased to 24.6 percent of net sales compared with 23.2 percent in the prior year’s first half. SG&A expenses in both periods were lower as a result of reduced spending across most areas and lower incentive expenses.

Interest expense for the fiscal 2009 second quarter was $4.4 million compared with $5.4 million in the prior year’s second quarter.  The decline in interest expense resulted from a reduction in average short-term debt compared with the fiscal 2008 second quarter, reflecting benefits of the company’s continued focus on working capital management and a more conservative approach to share repurchases.  For the fiscal year to date, interest expense totaled $8.8 million, down from $10.3 million from the comparable 2008 period.

The effective tax rate for the fiscal 2009 second quarter was 34.2 percent compared with 35 percent in the comparable 2008 period primarily due to the reinstatement of the federal Research and Engineering Tax Credit.

Accounts receivable at the end of the fiscal 2009 second quarter totaled $407.8 million, down 25.5 percent, on a 21.7 percent decline in second quarter net sales.  Net inventories in the fiscal 2009 second quarter declined by nearly $50 million, or 18.7 percent, from the comparable 2008 period.  The company’s ongoing efforts to improve asset management resulted in lower accounts receivable and inventory levels, and contributed to improved cash flow from operations.

BUSINESS OUTLOOK

“While there are forecasts of the economic environment improving by the end of 2009, we expect that would have little impact on our fiscal year which ends in October,” said Hoffman.  “This has been a difficult year, but we remain focused on driving retail demand, managing production and inventory, reducing spending, and investing in innovation.  Even though our new product sales cannot fully counter a recession, our investment in innovation is paying off now and should continue to do so as our markets improve.”

Given the ongoing global recession, the company has adjusted its outlook for fiscal 2009 and now expects fiscal 2009 revenues to decline about 18 percent from fiscal 2008, and net earnings per share to be approximately $1.60 to $1.80.

The Toro Company is a leading worldwide provider of outdoor maintenance equipment and beautification products to help customers care for golf courses, sports fields, public green spaces, commercial and residential properties, and agricultural fields.

LIVE CONFERENCE CALL
May 21, 10:00 a.m. CST
www.thetorocompany.com/invest

The Toro Company will conduct a conference call and webcast for investors beginning at 10:00 a.m. Central Time (CST) on May 21, 2009.  The webcast will be available at www.streetevents.com or at www.thetorocompany.com/invest.  Webcast participants will need to complete a brief registration form and should allocate extra time before the webcast begins to register and, if necessary, download and install audio software.

Safe Harbor
Statements made in this news release, which are forward-looking, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or implied. These uncertainties include factors that affect all businesses operating in a global market as well as matters specific to Toro. Particular risks and uncertainties that may affect the company’s operating results or overall financial position at the present include: slow or negative growth rates in global and domestic economies, resulting in rising unemployment and weakened consumer confidence; the threat of further terrorist acts and war, which may result in contraction of the U.S. and worldwide economies; drug cartel-related violence, which may disrupt our production activities and maquiladora operations based in Juarez, Mexico; fluctuations in the cost and availability of raw materials, including steel, resins and other commodities; fluctuating fuel and other costs of transportation; the impact of abnormal weather patterns, natural disasters and global pandemics; the level of growth or contraction in our markets, including the golf market; government and municipal revenue, budget and spending levels, which may negatively impact our grounds maintenance equipment business in the event of reduced tax revenues and tighter government budgets; dependence on The Home Depot as a customer for the residential segment; elimination of shelf space for our products at retailers; inventory adjustments or changes in purchasing patterns by our customers; market acceptance of existing and new products; increased competition; our ability to achieve the goals for our current three-year growth, profit and asset management initiative called “GrowLean” which is intended to improve our revenue growth, after-tax return on sales and working capital efficiency; our increased dependence on international sales and the risks attendant to international operations; credit availability and terms, interest rates and currency movements including, in particular, our exposure to foreign currency risk; our relationships with our distribution channel partners, including the financial viability of distributors and dealers; our ability to successfully achieve our plans for and integrate acquisitions and manage alliances; the costs and effects of changes in tax, fiscal, government and other regulatory policies, including rules relating to environmental, health and safety matters; unforeseen product quality or other problems in the development, production and usage of new and existing products; loss of or changes in executive management or key employees; ability of management to manage around unplanned events; our reliance on our intellectual property rights and the absence of infringement of the intellectual property rights of others;  the occurrence of litigation or claims, including the previously disclosed pending litigation against the company and other defendants that challenges the horsepower ratings of lawnmowers, of which the company is currently unable to assess whether the litigation would have a material adverse effect on the company’s consolidated operating results or financial condition, although an adverse result might be material to operating results in a particular reporting period.  In addition to the factors set forth in this paragraph, market, economic, financial, competitive, legislative, governmental, weather, production and other factors identified in Toro's quarterly and annual reports filed with the Securities and Exchange Commission, could affect the forward-looking statements in this press release. Toro undertakes no obligation to update forward-looking statements made in this release to reflect events or circumstances after the date of this release.

(Financial tables follow)

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings (Unaudited)
(Dollars and shares in thousands, except per-share data)

	Three Months Ended		Six Months Ended
	May 1, 2009	May 2, 2008	May 1, 2009	May 2, 2008
Net sales	$499,852	$638,510	$840,024	$1,044,309
Gross profit	161,225	227,766	279,485	376,903
Gross profit percent	32.3%	35.7%	33.3%	36.1%
Selling, general, and administrative expense	102,231	124,943	206,790	242,060
Earnings from operations	58,994	102,823	72,695	134,843
Interest expense	(4,420)	(5,419)	(8,778)	(10,302)
Other income (expense), net	1,483	(798)	2,293	900
Earnings before income taxes	56,057	96,606	66,210	125,441
Provision for income taxes	19,196	33,822	22,618	44,030
Net earnings	$36,861	$62,784	$43,592	$81,411

Basic net earnings per share	$1.01	$1.64	$1.20	$2.12

Diluted net earnings per share	$1.00	$1.60	$1.18	$2.07

Weighted average number of shares of common stock outstanding – Basic	36,397	38,239	36,382	38,313

Weighted average number of shares of common stock outstanding – Diluted	36,763	39,126	36,807	39,263

Segment Data (Unaudited)
(Dollars in thousands)

	Three Months Ended		Six Months Ended
Segment Net Sales	May 1, 2009	May 2, 2008	May 1, 2009	May 2, 2008
Professional	$310,377	$438,650	$539,746	$733,697
Residential	183,557	192,549	290,581	298,874
Other	5,918	7,311	9,697	11,738
Total *	$499,852	$638,510	$840,024	$1,044,309

* Includes international sales of	$148,756	$197,770	$279,147	$356,227

	Three Months Ended		Six Months Ended
Segment Earnings (Loss) Before Income Taxes	May 1, 2009	May 2, 2008	May 1, 2009	May 2, 2008
Professional	$56,859	$96,907	$86,988	$148,460
Residential	16,581	20,782	21,421	24,563
Other	(17,383)	(21,083)	(42,199)	(47,582)
Total	$56,057	$96,606	$66,210	$125,441

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	May 1, 2009	May 2, 2008
ASSETS
Cash and cash equivalents	$29,673	$32,053
Receivables, net	407,801	547,192
Inventories, net	215,775	265,428
Prepaid expenses and other current assets	16,405	13,698
Deferred income taxes	57,704	56,633
Total current assets	727,358	915,004

Property, plant, and equipment, net	165,564	172,203
Deferred income taxes	6,470	6,508
Goodwill and other assets, net	111,952	110,172
Total assets	$1,011,344	$1,203,887

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current portion of long-term debt	$3,377	$2,341
Short-term debt	32,900	151,500
Accounts payable	98,592	117,425
Accrued liabilities	238,922	275,911
Total current liabilities	373,791	547,177

Long-term debt, less current portion	225,909	227,753
Deferred revenue and other long-term liabilities	15,011	16,813
Stockholders’ equity	396,633	412,144
Total liabilities and stockholders’ equity	$1,011,344	$1,203,887

THE TORO COMPANY AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows (Unaudited)
(Dollars in thousands)

	Six Months Ended
	May 1, 2009	May 2, 2008
Cash flows from operating activities:
Net earnings	$43,592	$81,411
Adjustments to reconcile net earnings to net cash used in operating activities:
Equity losses from investments	38	324
Provision for depreciation and amortization	21,576	21,836
Gain on disposal of property, plant, and equipment	(13)	(81)
Gain on sale of a business	-	(113)
Stock-based compensation expense	2,084	3,281
Decrease (increase) in deferred income taxes	187	(1,463)
Changes in operating assets and liabilities:
Receivables	(150,379)	(260,988)
Inventories	(7,382)	(13,920)
Prepaid expenses and other assets	(3,207)	(2,870)
Accounts payable, accrued liabilities, deferred revenue, and other long-term liabilities	20,639	61,291
Net cash used in operating activities	(72,865)	(111,292)

Cash flows from investing activities:
Purchases of property, plant, and equipment	(17,366)	(22,479)
Proceeds from asset disposals	75	871
Increase in investment in affiliates	-	(250)
Increase in other assets	(320)	(279)
Proceeds from sale of a business	-	1,048
Acquisition, net of cash acquired	-	(1,000)
Net cash used in investing activities	(17,611)	(22,089)

Cash flows from financing activities:
Increase in short-term debt	30,209	151,128
Repayments of long-term debt, net of costs	(1,477)	(750)
Excess tax benefits from stock-based awards	3,293	339
Proceeds from exercise of stock-based awards	3,759	1,718
Purchases of Toro common stock	(4,803)	(36,906)
Dividends paid on Toro common stock	(10,919)	(11,478)
Net cash provided by financing activities	20,062	104,051

Effect of exchange rates on cash	728	(664)

Net decrease in cash and cash equivalents	(69,686)	(29,994)
Cash and cash equivalents as of the beginning of the period	99,359	62,047

Cash and cash equivalents as of the end of the period	$29,673	$32,053

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